Exhibit 1


CONFIRMING STATEMENT



This Statement confirms that the undersigned, Nicholas
J. Matthews has authorized and designated either Deborah
A. Golden, Peter J. Falconer, Marland O. Webb or Lisa M.
Ibarra to execute and file on the undersigneds behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigneds ownership of or transactions in securities of GATX Corporation. The authority of Deborah A. Golden,
Peter J. Falconer, Marland O. Webb and Lisa M. Ibarra under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigneds ownership of or transactions in securities of GATX Corporation, unless earlier revoked in writing.
The undersigned acknowledges that neither Deborah A.
Golden, Peter J. Falconer, Marland O. Webb, nor Lisa
M. Ibarra is assuming any of the undersigneds responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date: June 15, 2012


/s/ Nicholas J. Matthews
Nicholas J. Matthews

 J. Falconer, Marland O. Webb, nor Lisa
M. Ibarra is assuming any of the undersigneds resp